Exhibit 99.1

Hall Chadwick Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Rights, Commencing January 27, 2026

New York, NY, Jan. 26, 2026 (GLOBE NEWSWIRE) – Hall Chadwick Acquisition Corp. (NASDAQ: HCACU) announced today that, commencing January 27, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and rights included in the units. The Class A ordinary shares and rights that are separated will trade on the Nasdaq Global Market under the symbols “HCAC” and “HCACR,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “HCACU.”

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or geographic location but expects to focus its efforts on the technology, critical materials and energy sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact

Mike Willesee
mwillesee@hallchadwick.com.au